EXHIBIT 99.1

[NATIONAL STEEL CORPORATION LETTERHEAD]

NEWS RELEASE

Media Contact:	Clarence J. Ehlers (219) 273-7327

Analyst and Investor Contact:	William E. McDonough (219) 273-7414

NATIONAL STEEL ANNOUNCES THIRD QUARTER 2000 RESULTS

Mishawaka, IN, October 25, 2000—National Steel Corporation (NYSE: NS) today reported a net loss of $62.5 million, or $1.52 per diluted common share, for the third quarter of 2000. This compares to a net loss of $7.6 million for the third quarter of 1999, equivalent to $0.18 per diluted common share. Net sales for the quarter decreased approximately 8% to $666.7 million on shipments of 1,409,000 tons as compared to $724.5 million on shipments of 1,563,000 tons in the year earlier quarter. Shipments and revenues in the third quarter of 2000 were negatively impacted by a sharp reduction in demand for steel products in many of the markets served by the Company. High inventory levels at the steel service centers coupled with steel imports into the U.S. in amounts reaching 1998 record levels have further reduced demand and have also caused a dramatic decrease in the spot market price for steel.

Third quarter 2000 results were also impacted by planned maintenance outages including the B blast furnace reline at the Great Lakes operations. The total cost of these outages was approximately $20 million, or $0.48 per diluted common share. Although the B blast furnace reline has been completed on budget, the Company has delayed its start-up to December 2000 in order to reduce steel inventory levels.

For the nine months ended September 30, 2000 the Company reported a net loss of $62.2 million, or $1.51 per diluted common share, on net sales of $2,246.9 million. This compares to a net loss of $36.3 million, or $0.88 per diluted common share, on net sales of $2,089.7 million for the same period of 1999.

“Our third quarter performance was negatively impacted by a reduction in demand for our products in many of the markets that we serve. High steel inventory levels at many of our customers coupled with record levels of steel imports have contributed to this slowdown. We believe that the current market conditions may last at least into the early part of 2001,” said Chairman and Chief Executive Officer Yutaka Tanaka.

“We continue to focus our efforts on reducing our costs, lowering our inventory levels, reducing capital expenditures and ensuring liquidity in the face of these market pressures,” concluded the chief executive.

FINANCIAL POSITION AND LIQUIDITY

Total liquidity from cash and available short-term borrowing facilities amounted to $253 million at September 30, 2000, as compared to $413 million at March 31, 2000 and $391 million at June 30, 2000. The primary reasons for the decline in liquidity were the net losses, capital expenditures and scheduled debt repayments. During the third quarter 2000 the Company utilized $70 million of its accounts receivable securitization credit facility. Capital expenditures for the first nine months of 2000 totaled $176.3 million primarily related to the hot dip galvanizing facility, the B blast furnace reline at our Great Lakes operations and information systems initiatives. Fourth quarter 2000 capital investments have been reduced by $25 million to approximately $40 million and liquidity is expected to decrease by approximately $50 million in the fourth quarter 2000.

Due to operating losses, the Company is in discussions with its banks to amend or suspend certain financial covenants in the inventory credit facility. The purpose of these discussions is to enable the Company to remain in compliance with the facility through the year 2001. Amendments to the agreement could result in additional restrictions, including those on future capital expenditures and the suspension of the payment of cash dividends. The Company believes it will reach agreement with the banks; there can be no assurance, however, it will be able to reach such an agreement or avoid breaches of covenants in future quarters.

OUTLOOK

The Company anticipates that the fourth quarter of 2000 will be difficult as it works to overcome deteriorating market conditions. Domestic steel prices continue to fall as a result of the efforts of steel service centers to reduce inventories, a slowdown in the manufacturing sector, and continued high levels of foreign steel imports. The Company expects to see a slight increase in shipments in the fourth quarter as compared to the third quarter of 2000 as the Company seeks to reduce its steel inventory levels. However, the Company anticipates that market factors will negatively impact spot prices of steel, which affects approximately fifty percent of the Company’s planned fourth quarter sales. The Company’s average selling prices in the fourth quarter are expected to decrease compared to the third quarter of 2000 as a result of the lower spot market prices and a shift in the mix of sales from coated products to lower margin hot and cold rolled products. These conditions may continue into 2001.

National Steel will be hosting a conference call to discuss third quarter results on Thursday, October 26, 2000 at 2:00 p.m. EDT. Investors will have the opportunity to listen to the conference call over the Internet at http://event.videonewswire.com/redir.asp?cmp=NS&dat=102600 or you may go directly to our website at www.nationalsteel.com. Additionally, you may dial directly into the conference call at 773-756-4767 using the passcode “investor” and leader’s name “William E. McDonough”. In order to facilitate the call, please go to the web site or dial in directly at least fifteen minutes early to register, download and install any necessary audio software.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company’s actual results and experience to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. Additional information concerning these factors is available in the Company’s most recent Form 10-K for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation’s largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel’s website at: www.nationalsteel.com

The Company’s consolidated statements of income, condensed balance sheets and statements of cash flows follow:

NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2000	1999	2000	1999

Net sales	$666.7	$724.5	$2,246.9	$2,089.7

Cost of products sold	650.0	655.3	2,078.1	1,895.6

Selling, general and administrative expense	34.2	34.2	108.9	109.4

Depreciation	38.3	36.1	116.9	104.3

Equity income of affiliates	(0.9)	(0.9)	(2.2)	(1.5)

Loss from operations	(54.9)	(0.2)	(54.8)	(18.1)

Other (income) expense

Financing costs — net	11.0	7.8	25.8	20.7

Net gain on disposal of non-core assets	—	—	(15.1)	(0.6)

	11.0	7.8	10.7	20.1

Loss before income taxes	(65.9)	(8.0)	(65.5)	(38.2)

Income tax (credit)	(3.4)	(0.4)	(3.3)	(1.9)

Net loss	$(62.5)	$(7.6)	$(62.2)	$(36.3)

Basic earnings per share:

Net loss	$(1.52)	$(0.18)	$(1.51)	$(0.88)

Weighted average shares outstanding (in thousands)	41,288	41,288	41,288	41,453

Diluted earnings per share:

Net loss	$(1.52)	$(0.18)	$(1.51)	$(0.88)

Weighted average shares outstanding (in thousands)	41,288	41,288	41,288	41,453

Dividends paid per common share outstanding	$0.07	$0.07	$0.21	$0.21

Operating Statistics (in thousands of tons):

Shipments	1,409	1,563	4,820	4,424

Production	1,494	1,681	4,891	4,591

NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	September 30,	December 31,
	2000	1999

Assets

Cash and cash equivalents	$7.9	$58.4

Receivables —net	208.3	322.8

Inventories	548.1	519.7

Other	18.5	29.5

Deferred tax assets	28.2	28.2

Total current assets	811.0	958.6

Property, plant and equipment —net	1,515.0	1,446.4

Other assets	302.6	295.5

Total Assets	$2,628.6	$2,700.5

Liabilities and Stockholders’ Equity

Current liabilities	$563.9	$597.9

Long-term debt	529.7	555.6

Other long-term liabilities	772.7	713.8

Total Liabilities	1,866.3	1,867.3

Stockholders’ Equity	762.3	833.2

Total Liabilities and Equity	$2,628.6	$2,700.5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended September 30,

	2000	1999

Cash provided by (used in) operating activities:

Net loss	$(62.2)	$(36.3)

Depreciation	116.9	104.3

Changes in assets and liabilities:

Receivables	44.5	(63.9)

Receivables sold	70.0	--

Inventories	(28.5)	(57.5)

Accounts payable & accrued liabilities	48.9	26.6

All other	(34.0)	16.5

	155.6	(10.3)

Cash provided by (used in) investing activities:

Purchases of property, plant and equipment —net	(176.3)	(216.3)

Acquisition of ProCoil	—	(7.7)

Net proceeds from the sale of assets	16.9	0.6

	(159.4)	(223.4)

Cash provided by (used in) financing activities:

Repayment of debt	(38.0)	(50.8)

Borrowings	—	311.2

Repurchase of common stock	—	(7.9)

Common stock dividends	(8.7)	(8.6)

	(46.7)	243.9

Increase (decrease) in cash and cash equivalents	(50.5)	10.2

Cash and cash equivalents at the beginning of the period	58.4	137.9

Cash and cash equivalents at the end of the period	$7.9	$148.1

Noncash investing and financial activities:

Purchase of equipment through capital leases	$7.9	$13.3